Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. ANNOUNCES REGULATORY APPROVAL FOR THE MERGER WITH FOX RIVER VALLEY BANCORP, INC.

Manitowoc, Wisconsin, April 26, 2016 – County Bancorp, Inc. (NASDAQ: ICBK), the holding company for Investors Community Bank, today announced that the Company received all of the regulatory approvals required to complete its merger of Fox River Valley Bancorp, Inc. (“Fox River Valley”) with and into County Bancorp, Inc., and the merger of The Business Bank with and into Investors Community Bank.  The merger is expected to close on or about May 13, 2016, subject to customary closing conditions.

“We are excited to have found a partner that shares our passion for personal service, long-term relationships and local decision making, to better serve the business banking needs of Northeast Wisconsin,” said Timothy J. Schneider, President of County and CEO of ICB.  “This partnership is a natural fit for our growth strategy to expand our commercial lending and business banking platform. It also allows us to diversify the mix of our loan portfolio and continue to grow both commercial and agricultural lending in the future.”

The election deadline for holders of Fox River Valley common stock to elect the form of consideration they wish to receive in the merger, subject to the allocation and proration procedures set forth in the Merger Agreement, is 5:00 p.m., central time, on May 6, 2016.  The election materials were mailed on or about February 5, 2016 to shareholders of Fox River Valley of record on January 26, 2016.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac, and Sheboygan.

Forward-Looking Statements

This press release includes "forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "comfortable with," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Factors that may cause actual results to differ materially from those made or suggested by the forward-looking information contained in this press release include those identified in County Bancorp, Inc.’s most recent annual report on Form 10-K and subsequent SEC filings.  Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.